Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-144441, 333-156838, and 333-191240) pertaining to the, 2000 Executive Share Option Scheme, 2007 Omnibus Incentive Plan and the 2007 Omnibus Incentive Plan, as amended, of Spark Networks, Inc. of our reports dated March 13, 2014, with respect to the consolidated financial statements of Spark Networks, Inc. and the effectiveness of internal control over financial reporting of Spark Networks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Los Angeles, California
March 13, 2014